Exhibit 99.1

Ultralife Corporation Reports First Quarter Results

NEWARK, N.Y. – April 29, 2021 -- Ultralife Corporation (NASDAQ: ULBI) reported operating income of $1.0 million on revenue of $26.0 million for the first quarter ended March 31, 2021 compared to operating income of $1.5 million on revenue of $25.8 million for the first quarter of 2020.

“Ultralife increased year-over-year revenue for the first quarter on the strength of Battery & Energy Products as medical sales were up 32% and government/defense sales were up 30%. Similar to the trends experienced since the onset of the pandemic, these gains were for the most part offset by continued sluggishness in the oil & gas market, as well as lower Communications Systems sales. Profitability for the quarter reflected our continuing start-up costs to transition several new products to high volume manufacturing and investments in engineering and sales resources for new product development and market launches to support organic growth initiatives. As we continue to work on completing new products and identify new targets in emerging markets, we are steadily expanding our long-term opportunities to scale the business and realize the operating leverage inherent in our profitable business model,” said Michael D. Popielec, President and Chief Executive Officer.

First Quarter 2021 Financial Results

Revenue was $26.0 million, an increase of $0.2 million, or 0.6%, compared to $25.8 million for the first quarter of 2020, as a 19.4% increase in core battery sales across diversified end markets was partially offset by lower oil & gas market and Communications Systems sales. Battery & Energy Products revenues increased 6.5% to $22.1 million, compared to $20.8 million last year, as a 32.2% increase in medical device battery sales and a 30.3% increase in government/defense sales, were partially offset by a 30.0% decline in oil & gas market sales. Communications Systems sales decreased 23.6% to $3.9 million compared to $5.1 million for the same period last year, primarily reflecting 2020 shipments of vehicle amplifier-adaptor systems to support the U.S. Army’s Network Modernization initiatives under the delivery orders announced in October 2018. These orders were completed in the second quarter of 2020. The net adverse impact of COVID-19 on revenues for the 2021 first quarter was approximately $2.0 million as an increase in demand for medical batteries was more than offset primarily by weakened demand in the oil & gas and international industrial markets and some delays with government/defense orders.

Gross profit was $7.0 million, or 26.9% of revenue, compared to $7.3 million, or 28.4% of revenue, for the same quarter a year ago. Battery & Energy Products’ gross margin was 24.6%, compared to 25.6% last year, primarily reflecting incremental costs in 2021 associated with the transition of a multitude of new products to higher volume production as well as higher freight costs on incoming materials. Communications Systems gross margin was 39.9%, the same as last year.

Operating expenses were $6.0 million compared to $5.8 million last year, an increase of 3.0%, primarily relating to our continued investment in engineering and sales resources for new product development and market launches. Operating expenses were 23.2% of revenue compared to 22.7% of revenue for the year-earlier period.

Operating income was $1.0 million compared to $1.5 million last year, and operating margin was 3.7% compared to 5.7% last year. The net adverse impact of COVID-19 on operating income for the 2021 first quarter was approximately $0.9 million.

Net income was $0.7 million or $0.04 per diluted share using the U.S. statutory tax rate, compared to net income of $1.1 million, or $0.07 per diluted share for the first quarter of 2020. Adjusted EPS was $0.05 on a diluted basis for the first quarter of 2021, compared to $0.08 for the 2020 period. Adjusted EPS excludes the provision for deferred income taxes of $0.2 million which primarily represents non-cash charges for U.S. taxes which we expect will be fully offset by net operating loss carryforwards and other tax credits for the foreseeable future. The net adverse impact of COVID-19 on Adjusted EPS for the 2021 first quarter was approximately $0.06.

Adjusted EBITDA, defined as EBITDA including non-cash, stock-based compensation expense, for the first quarter of 2021 was $2.0 million or 7.8% of sales, compared to $2.5 million or 9.8% for the year earlier period. For the trailing twelve-month period, Adjusted EBITDA was $9.2 million or 8.5% of revenues.

During the first quarter of 2021, our cash-on-hand increased by 28% to $13.7 million and our debt was reduced by 27% to $1.1 million (gross of unamortized debt issuance costs).

See the “Non-GAAP Financial Measures” section of this release for a reconciliation of Adjusted EPS to EPS and Adjusted EBITDA to Net Income Attributable to Ultralife Corporation.

About Ultralife Corporation

Ultralife Corporation serves its markets with products and services ranging from power solutions to communications and electronics systems. Through its engineering and collaborative approach to problem solving, Ultralife serves government, defense and commercial customers across the globe.

Headquartered in Newark, New York, the Company's business segments include Battery & Energy Products and Communications Systems. Ultralife has operations in North America, Europe and Asia. For more information, visit www.ultralifecorporation.com.

Conference Call Information

Ultralife will hold its first quarter earnings conference call today at 8:30 AM ET. To participate in the live call, please dial (800) 915-4836 at least ten minutes before the scheduled start time, identify yourself and ask for the Ultralife call. A live webcast of the conference call will be available to investors in the Events & Presentations section of the Company's website at http://investor.ultralifecorporation.com. For those who cannot listen to the live broadcast, a replay of the webcast will be available shortly after the call at the same location.

This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include the impact of COVID-19, potential reductions in revenues from key customers, acceptance of our new products on a global basis and uncertain global economic conditions. The Company cautions investors not to place undue reliance on forward-looking statements, which reflect the Company's analysis only as of today's date. The Company undertakes no obligation to publicly update forward-looking statements to reflect subsequent events or circumstances. Further information on these factors and other factors that could affect Ultralife’s financial results is included in Ultralife’s Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.

ULTRALIFE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (Dollars in Thousands)
(Unaudited)

	March 31, 2021	December 31, 2020
ASSETS
Current Assets:
Cash	$13,662	$10,653
Trade Accounts Receivable, Net	19,156	21,054
Inventories, Net	27,856	28,193
Prepaid Expenses and Other Current Assets	2,846	4,596
Total Current Assets	63,520	64,496

Property, Plant and Equipment, Net	22,946	22,850
Goodwill	27,061	27,018
Other Intangible Assets, Net	9,077	9,209
Deferred Income Taxes, Net	11,652	11,836
Other Non-Current Assets	2,134	2,292
Total Assets	$136,390	$137,701

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts Payable	$10,141	$10,839
Current Portion of Long-Term Debt, Net	993	1,361
Accrued Compensation and Related Benefits	1,404	1,748
Accrued Expenses and Other Current Liabilities	4,097	4,758
Total Current Liabilities	16,635	18,706
Deferred Income Taxes	504	515
Other Non-Current Liabilities	1,390	1,557
Total Liabilities	18,529	20,778

Shareholders' Equity:
Common Stock	2,042	2,037
Capital in Excess of Par Value	185,674	185,464
Accumulated Deficit	(46,927)	(47,598)
Accumulated Other Comprehensive Loss	(1,679)	(1,782)
Treasury Stock	(21,380)	(21,321)
Total Ultralife Equity	117,730	116,800
Non-Controlling Interest	131	123
Total Shareholders’ Equity	117,861	116,923

Total Liabilities and Shareholders' Equity	$136,390	$137,701

ULTRALIFE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (In Thousands Except Per Share Amounts)
(Unaudited)

	Three-Month Period Ended
	March 31,	March 31,
	2021	2020
Revenues:
Battery & Energy Products	$22,111	$20,761
Communications Systems	3,862	5,053
Total Revenues	25,973	25,814

Cost of Products Sold:
Battery & Energy Products	16,675	15,445
Communications Systems	2,320	3,035
Total Cost of Products Sold	18,995	18,480

Gross Profit	6,978	7,334

Operating Expenses:
Research and Development	1,647	1,548
Selling, General and Administrative	4,379	4,301
Total Operating Expenses	6,026	5,849

Operating Income	952	1,485

Other Expense	(56)	(92)
Income Before Income Tax Provision	896	1,393

Income Tax Provision	(217)	(319)

Net Income	679	1,074

Net Income Attributable to Non-Controlling Interest	(8)	(15)

Net Income Attributable to Ultralife Corporation	$671	$1,059

Net Income Per Share Attributable to Ultralife Common Shareholders – Basic	$0.04	$0.07

Net Income Per Share Attributable to Ultralife Common Shareholders – Diluted	$0.04	$0.07

Weighted Average Shares Outstanding – Basic	15,973	15,875

Weighted Average Shares Outstanding – Diluted	16,152	16,087

Non-GAAP Financial Measures:

Adjusted Earnings Per Share

In evaluating our business, we consider and use Adjusted EPS, a non-GAAP financial measure, as a supplemental measure of our business performance in addition to GAAP financial measures. We define Adjusted EPS as net income attributable to Ultralife Corporation excluding the provision for deferred taxes divided by our weighted average shares outstanding on both a basic and diluted basis. We believe that this information is useful in providing period-to-period comparisons of our results by reflecting the portion of our tax provision that we expect will be offset by our U.S. net operating loss carryforwards and other tax credits for the foreseeable future. We reconcile Adjusted EPS to EPS, the most comparable financial measure under GAAP. Neither current nor potential investors in our securities should rely on Adjusted EPS as a substitute for any GAAP measures and we encourage investors to review the following reconciliation of Adjusted EPS to EPS and net income attributable to Ultralife Corporation.

ULTRALIFE CORPORATION AND SUBSIDIARIES
CALCULATION OF ADJUSTED EPS
(In Thousands Except Per Share Amounts)
(Unaudited)

	Three-Month Period Ended
	March 31, 2021			March 31, 2020
	Amount	Per Basic Share	Per Diluted Share	Amount	Per Basic Share	Per Diluted Share
Net Income Attributable to Ultralife Corporation	$671	$.04	$.04	$1,059	$0.07	$0.07
Deferred Tax Provision	168	.01	.01	242	.01	.01
Adjusted Net Income	$839	$.05	$.05	$1,301	$.08	$.08

Weighted Average Shares Outstanding		15,973	16,152		15,875	16,087

Adjusted EBITDA

In evaluating our business, we consider and use Adjusted EBITDA, a non-GAAP financial measure, as a supplemental measure of our operating performance in addition to GAAP financial measures. We define Adjusted EBITDA as net income attributable to Ultralife Corporation before net interest expense, provision (benefit) for income taxes, depreciation and amortization, and stock-based compensation expense, plus/minus expense/income that we do not consider reflective of our ongoing continuing operations. We reconcile Adjusted EBITDA to net income attributable to Ultralife Corporation, the most comparable financial measure under GAAP. Neither current nor potential investors in our securities should rely on Adjusted EBITDA as a substitute for any GAAP measures and we encourage investors to review the following reconciliation of Adjusted EBITDA to net income attributable to Ultralife Corporation.

ULTRALIFE CORPORATION AND SUBSIDIARIES
CALCULATION OF ADJUSTED EBITDA
(Dollars in Thousands)
(Unaudited)

	Three-Month Period Ended
	March 31, 2021	March 31, 2020

Net Income Attributable to Ultralife Corporation	$671	$1,059
Adjustments:
Interest Expense	56	174
Income Tax Provision	217	319
Depreciation Expense	730	579
Amortization of Intangible Assets	154	161
Stock-Based Compensation Expense	184	230
Adjusted EBITDA	$2,012	$2,522

Company Contact:
Ultralife Corporation
Philip A. Fain
(315) 210-6110
pfain@ulbi.com

Investor Relations Contact:
LHA
Jody Burfening
(212) 838-3777
jburfening@lhai.com